EXHIBIT 99.1

Jos. A. Bank Comments on Actions of Eminence Capital With Respect to Men's Wearhouse

HAMPSTEAD, Md., Nov. 15, 2013 (GLOBE NEWSWIRE) -- In response to inquiries, Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) today made the following statement with respect to the actions Eminence Capital has taken regarding The Men's Wearhouse, Inc. (NYSE:MW):

"This is a matter between the Men's Wearhouse Board and its shareholders. We made a bona fide, friendly proposal to acquire Men's Wearhouse for $48 per share in cash, or possibly more if the company could demonstrate greater value through limited due diligence. The Men's Wearhouse board rejected our $48 proposal on October 9 and has refused to engage with us since. As a result, we terminated our proposal earlier today in order to consider other strategic alternatives which we have been investigating. We strongly believe that a transaction would be in the best interest of both companies, our respective shareholders, and the industry. Should the Men's Wearhouse Board change its stance, we would immediately consider whether a new proposal to acquire Men's Wearhouse is warranted."

About Jos. A. Bank

Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ under the symbol "JOSB."

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. These statements also include assumptions about our proposed acquisition of The Men's Wearhouse, Inc. ("Men's Wearhouse") through a merger (including its benefits, results, effects and timing) that may not be realized. Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. Risks and uncertainties related to the proposed transaction include, among others: the risk that Men's Wearhouse's stockholders do not approve the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the proposed transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the transaction, which include, among others, negotiation and execution of a mutually satisfactory merger agreement, approval by each company's board of directors, and negotiating and entering into satisfactory definitive equity and debt financing agreements, are not satisfied; costs and difficulties related to the integration of Men's Wearhouse's businesses and operations with Jos. A. Bank's business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, "Risk Factors," in Jos. A. Bank's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, Men's Wearhouse's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Men's Wearhouse's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, and other reports filed by Jos. A. Bank and Men's Wearhouse with the Securities and Exchange Commission (SEC). Please read the "Risk Factors" and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote, proxy or approval. No tender offer for the shares of Men's Wearhouse has been made at this time.

CONTACT:

For Jos. A. Bank - Media:
Thomas Davies/Molly Morse
Kekst and Company
212-521-4873/212-521-4826
thomas-davies@kekst.com
molly-morse@kekst.com

For Jos. A. Bank - Investment Community:
David E. Ullman
EVP/CFO
410-239-5715

For Golden Gate Capital (which, as previously announced, had planned to provide $250 million of new equity capital to Jos. A. Bank in support of the acquisition of Men's Wearhouse):

Denise DesChenes/Nathaniel Garnick
Sard Verbinnen & Co.
212-687-8089
Jenny Gore
415-618-8750